Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated March 7, 2024 (except for Note 22, as to which the date is March 27, 2025), with respect to the consolidated financial statements included in the Annual Report of Gevo, Inc. on Form 10-K for the year ended December 31, 2024. We consent to the incorporation by reference of said report in the Registration Statements of Gevo, Inc. on Forms S-8 (File No. 333-172771, File No. 333-195264, File No. 333-207172, File No. 333-212391, File No. 333-226689, File No. 333-232267, File No. 333-239275, File No. 333-257971, and File No. 333-272380) and on Forms S-3 (File No. 333-276515, File No. 333-252229, and File No. 333-226686).

/s/ GRANT THORNTON LLP

Denver, Colorado

March 27, 2025